Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President,
Corporate Communications and Public Relations
(781) 741-4019

Cara O’Brien – Investor Relations
Melissa Merrill — Media Relations
Financial Dynamics
(212) 850-5600
TALBOTS REPORTS RECORD SECOND QUARTER
EARNINGS PER SHARE OF $0.35, ABOVE FIRST CALL CONSENSUS
ESTIMATE
     Hingham, MA, August 17, 2005 – The Talbots, Inc. (NYSE: TLB) today announced results for the second quarter ended July 30, 2005. Net income in the second quarter was $18.9 million compared to $19.4 million last year. Last year’s net income included a $3.4 million tax benefit or $0.06 per share. Excluding the tax benefit, last year’s net income was $16.0 million. Earnings per share were $0.35 this year versus $0.34 last year, a 3% increase. Excluding the tax benefit, last year’s earnings per share were $0.28 compared to $0.35 this year, reflecting a 25% increase.
     Total Company net sales increased 12% to $449.6 million from $401.5 million last year. Retail store sales were $388.8 million, an 11% increase over the $349.0 million reported in the second quarter last year. Included in retail sales was an increase of 6.7% in comparable store sales. Direct marketing sales, which include catalog and Internet, increased 16% to $60.8 million versus $52.5 million for the fiscal quarter last year.
(continued)

Earnings Release

     For the six-month period, net income was $53.4 million versus $52.8 million last year. Last year’s net income included a $3.4 million tax benefit or $0.06 per share. Excluding the tax benefit, last year’s net income was $49.4 million. Earnings per share were $0.98 this year versus $0.92 last year, a 7% increase. Excluding the tax benefit, last year’s earnings per share were $0.86 compared to the $0.98 this year, reflecting a 14% increase.
     Total Company net sales increased 10% to $896.1 million from $813.7 million in the first half last year. Retail store sales were $766.9 million, 10% above the $697.6 million in the same period last year. Included in retail store sales was an increase of 5.5% in comparable store sales. Direct marketing sales increased 11% to $129.2 million, compared to $116.1 million reported in the six-month period last year.
     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We are delighted to have achieved record second quarter earnings per diluted share of $0.35, above the current First Call consensus estimate. This reflects a 25% increase over last year's earnings per share of $0.28, excluding the $0.06 tax benefit. Our results were driven by consistently healthy sales growth in all concepts, U.S. regions and across all channels, including stores, catalog and the Internet.”
     Mr. Zetcher continued, “Looking at the entire first half of the year, we experienced six consecutive months of positive comparable store sales and ended the spring season with a solid 5.5% comp store increase. In addition, we achieved earnings per share of $0.98, which reflects a 14% increase over last year’s $0.86 excluding the $0.06 tax benefit, setting a new record for our Company. Our customer’s positive response to our spring and summer merchandise assortments contributed to a steady improvement in our business throughout the entire season resulting in solid top and bottom line growth.”
     “Regarding our store expansion plan, we opened 11 new stores during the quarter, and closed three, bringing the total number of stores to 1,062 at the end of the period. We remain on track to open a net of 25 stores in the second half and expect to operate approximately 1,087 stores by the end of fiscal 2005.”
(continued)

Earnings Release

     “Looking ahead, we are pleased with our fall merchandise assortments and will look to further the momentum in our business with a comprehensive marketing program beginning in late August. Our plans include national print and television advertising, as well as a number of more immediate traffic generating events that will be offered throughout the remainder of the fall/holiday season.”
     “In closing, we are optimistic as we enter the fall selling season. In terms of our outlook, we are currently planning for second half growth in earnings per share of approximately 16% over the prior year period, including last year’s third quarter $0.08 tax benefit. If you exclude the $0.08 tax benefit recognized last year in the third quarter, this would reflect a 29% increase in earnings per share over the prior year period. Achieving our plan would yield full year 2005 earnings per share in line with the current First Call consensus estimate of approximately $1.87,” concluded Mr. Zetcher.
     As previously announced, Talbots will host a conference call today, August 17, 2005 at 10:00 a.m. eastern time to discuss second quarter results. To listen to the live Webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until August 19, 2005. This call may be accessed by dialing (877) 519-4471, pass code 6364199.
     Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,071 stores – 528 Talbots Misses stores, including 20 Talbots Misses stores in Canada and four Talbots Misses stores in the United Kingdom; 290 Talbots Petites stores, including four Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 71 Talbots Kids stores; 104 Talbots Woman stores, including three Talbots Woman stores in Canada; 12 Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. Its catalog operation currently expects to circulate approximately 48 million catalogs worldwide in fiscal 2005. Talbots on-line shopping site is located at www.talbots.com.

Earnings Release

(Tables to Follow)
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “plan,” “believe,” “anticipate,” “outlook,” “comfortable with,” “would,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, the success of our semi-annual sales event, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions including its fall and winter 2005 fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, retail economic conditions including consumer spending, consumer confidence and a continued uncertain economy, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollar Amounts In Thousands Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004 (1)	2005	2004 (1)
Net Sales	$449,577	$401,553	$896,108	$813,734

Costs and Expenses
Cost of sales, buying and occupancy	298,560	268,392	562,839	505,460
Selling, general and administrative	120,281	107,237	246,499	228,436

Operating Income	30,736	25,924	86,770	79,838

Interest
Interest expense	983	493	1,963	977
Interest income	448	164	625	286

Interest Expense — net	535	329	1,338	691

Income Before Taxes	30,201	25,595	85,432	79,147

Income Taxes	11,325	6,244	32,037	26,332

Net Income	$18,876	$19,351	$53,395	$52,815

Net Income Per Share:

Basic	$0.36	$0.35	$1.00	$0.94

Diluted	$0.35	$0.34	$0.98	$0.92

Weighted Average Number of Shares of Common Stock Outstanding (in thousands):

Basic	52,714	55,581	53,178	55,977

Diluted	54,034	57,034	54,459	57,463

Cash Dividends Paid Per Share	$0.12	$0.11	$0.23	$0.21

(1)	The financial statements for the prior period have been restated to reflect changes in the manner in which the Company accounts for leases, specifically the accounting for construction allowances, amortization periods related to leasehold improvements and rent holidays. For additional information, see footnotes 3 and 17 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005. Also, prior period net sales, cost of sales buying and occupancy expenses and selling, general and administrative expenses have been reclassified to conform the accounting for the Company’s customer loyalty program to the current period presentation. For additional information, see footnote 3 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	July 30,	January 29,	July 31,
	2005	2005	2004 (1)
Cash and cash equivalents	$80,856	$31,811	$90,160
Customer accounts receivable — net	187,750	199,256	173,398
Merchandise inventories	225,887	238,544	203,223
Other current assets	59,748	57,786	72,797

Total current assets	554,241	527,397	539,578

Property and equipment — net	391,768	405,114	401,911
Intangibles — net	111,397	111,397	111,397
Other assets	18,914	18,222	15,319

TOTAL ASSETS	$1,076,320	$1,062,130	$1,068,205

Accounts payable	$59,492	$65,070	$59,820
Accrued Income taxes	37,194	27,196	35,059
Accrued liabilities	102,932	110,372	93,903

Total current liabilities	199,618	202,638	188,782

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	108,778	109,946	108,535
Deferred income taxes	1,761	5,670	9,488
Other liabilities	65,587	55,288	51,081
Stockholders’ equity	600,576	588,588	610,319

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,076,320	$1,062,130	$1,068,205

(1)	The financial statements for the prior period have been restated to reflect changes in the manner in which the Company accounts for leases, specifically the accounting for construction allowances, amortization periods related to leasehold improvements and rent holidays. For additional information, see footnotes 3 and 17 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 30,	July 31,
	2005	2004 (1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53,395	$52,815
Depreciation and amortization	44,238	40,246
Deferred and other items	13,646	25,135
Changes in:
Customer accounts receivable	11,494	9,293
Merchandise inventories	12,609	(32,753)
Accounts payable	(5,154)	9,754
Accrued Income Taxes	9,989	20,018
All other working capital	(10,897)	(22,695)

	129,320	101,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(32,001)	(45,083)

	(32,001)	(45,083)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from options exercised	5,052	6,942
Cash dividends	(12,515)	(11,837)
Purchase of treasury stock	(40,607)	(47,303)

	(48,070)	(52,198)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(204)	(27)

NET INCREASE IN CASH AND CASH EQUIVALENTS	49,045	4,505

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,811	85,655

CASH AND CASH EQUIVALENTS, END OF PERIOD	$80,856	$90,160

(1)	The financial statements for the prior period have been restated to reflect changes in the manner in which the Company accounts for leases, specifically the accounting for construction allowances, amortization periods related to leasehold improvements and rent holidays. For additional information, see footnotes 3 and 17 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

Talbots
Reconciliation of GAAP Net Income and Earnings Per Share to
Net Income Excluding Tax Benefit and Earnings Per Share Excluding Tax Benefit
(amounts in thousands except per share data)
In the second and third quarters of the Company’s fiscal 2004, the Company realized certain tax benefits following a positive resolution with the Joint Committee on Taxation of certain prior years’ income tax issues. The Company believes these tax benefits make year-over-year comparisons of financial results difficult. Thus, the Company is reconciling its financial results as reported under GAAP to Net Income and Earnings Per Share values excluding these tax benefits.

	Thirteen Weeks Ended
	July 30, 2005	July 31, 2004	% change

GAAP Net Income	$18,876	$19,351	-2%
less tax benefit realized in 2004		$(3,351)

Net Income Excluding Tax Benefit	$18,876	$16,000	18%

GAAP Earnings Per Share	$0.35	$0.34	3%
less tax benefit realized in 2004		$(0.06)

Earnings Per Share Excluding Tax Benefit	$0.35	$0.28	25%

	Twenty-Six Weeks Ended
	July 30, 2005	July 31, 2004	% change

GAAP Net Income	$53,395	$52,815	1%
less tax benefit realized in 2004		$(3,351)

Net Income Excluding Tax Benefit	$53,395	$49,464	8%

GAAP Earnings Per Share	$0.98	$0.92	7%
less tax benefit realized in 2004		$(0.06)

Earnings Per Share Excluding Tax Benefit	$0.98	$0.86	14%

	Twenty-Six Weeks Ended
	January 28, 2006	January 29, 2005
	Estimate*	Actual	% change

GAAP Net Income	$48,000	$42,550	13%
less tax benefit realized in 2004		$(4,484)

Net Income Excluding Tax Benefit	$48,000	$38,066	26%

GAAP Earnings Per Share	$0.89	$0.77	16%
less tax benefit realized in 2004		$(0.08)

Earnings Per Share Excluding Tax Benefit	$0.89	$0.69	29%

*	See press release and “forward looking statement” included as part of the press release to which this reconciliation is a part.